SEC 1745  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         WESTERN POWER & EQUIPMENT CORP.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    959221102
                                 (CUSIP Number)

                                February 27, 2009
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [     ]   Rule 13d-1(b)
  [  X  ]   Rule 13d-1(c)
  [     ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP NO.  959221102

1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Potomac Capital Management LLC
       13-3984298

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (A) [ ]
       (B) [ ]

3.     SEC USE ONLY

4.     CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  361,699
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    0
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        361,699

                   8.   SHARED DISPOSITIVE POWER
                        0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 361,699 shares of common stock

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       3.2%(1)

12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       HC; OO (Limited Liability Corporation)

------------
(1) Based on 11,230,000 shares of common stock of Western Power & Equipment Corp. as of June 16, 2008.

1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Potomac Capital Management Inc.
       13-3984786

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (A) [ ]
       (B) [ ]

3.     SEC USE ONLY

4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    0
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        0

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0%(2)

12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       HC; CO

------------
(2) Based on 11,230,000 shares of common stock of Western Power & Equipment Corp. as of June 16, 2008.

1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Paul J. Solit

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (A) [ ]
       (B) [ ]

3.     SEC USE ONLY

4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S. Citizen

 NUMBER OF 5. SHARES BENEFICIALLY OWNED BY EACH

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  0
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    361,699
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        0

                   8.   SHARED DISPOSITIVE POWER
                        361,699

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 361,699 shares of common stock

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       3.22%(3)

12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN; HC

------------
(3) Based on 11,230,000 shares of common stock of Western Power & Equipment Corp. as of June 16, 2008.

ITEM 1.

           (A)  NAME OF ISSUER
                Western Power & Equipment Corp.

           (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                6407-B N.E. 117th Avenue
                Vancouver, WA 98662

ITEM 2.
           (A)  NAME OF PERSON FILING
                Potomac Capital Managemet LLC

           (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 825 Third Ave,
                33rd Floor
                New York, New York 10022

           (C)  CITIZENSHIP
                New York.

           (A)  NAME OF PERSON FILING
                Potomac Capital Managemet Inc.

           (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 825 Third Ave,
                33rd Floor
                New York, New York 10022

           (C)  CITIZENSHIP
                Delaware

           (A)  NAME OF PERSON FILING
                Paul J. Solit

           (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE c/o Potomac Capital Management LLC
                825 Third Ave,
                33rd Floor
                New York, New York 10022

           (C)  CITIZENSHIP
                U.S. Citizen

           (D)  TITLE OF CLASS OF SECURITIES
                Common Stock, par value $0.001 per share

           (E)  CUSIP NUMBER
                959221102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable

           (A)    [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                      EXCHANGE ACT;

           (B)    [ ] BANK AS DEFINED IN SECTION 3(A)(6) OF THE EXCHANGE
                      ACT;

           (C)    [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF
                      THE EXCHANGE ACT;

           (D)    [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                      INVESTMENT COMPANY ACT;

           (E)    [ ] AN INVESTMENT ADVISER IN ACCORDANCE WITH RULE
                      13D-1(B)(1)(II)(E);

           (F)    [ ] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                      ACCORDANCE WITH RULE 13D-1(B)(1)(II)(F);

           (G)    [ ] A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                      ACCORDANCE WITH RULE 13D-1(B)(1)(II)(G);

           (H)    [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF
                      THE FEDERAL DEPOSIT INSURANCE ACT;

           (I)    [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                      AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT;

           (J)    [ ] GROUP, IN ACCORDANCE WITH RULE 13D-1(B)(1)(II)(J).

ITEM 4.      OWNERSHIP

PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

POTOMAC CAPTIAL MANAGEMENT LLC

             (A) AMOUNT BENEFICIALLY OWNED: 361,699
             (B) PERCENT OF CLASS: 3.2%
             (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 361,699
                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 0
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        361,699
                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        0

POTOMAC CAPITAL MANAGEMENT INC.

             (A) AMOUNT BENEFICIALLY OWNED: 0
             (B) PERCENT OF CLASS: 0%
             (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 0
                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 0
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        0
                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        0

PAUL J. SOLIT

             (A) AMOUNT BENEFICIALLY OWNED: 361,699
             (B) PERCENT OF CLASS: 3.22%
             (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 0
                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 361,699
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        0
                  (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 361,699

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

             See Exhibit A attached hereto.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable.

ITEM 10.     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 27th day of February, 2009

                                            POTOMAC CAPITAL MANAGEMENT LLC

                                            By:   /s/ Paul J. Solit
                                                  ------------------------------
                                                  Paul J. Solit, Managing Member

                                            POTOMAC CAPITAL MANAGEMENT INC.

                                            By:   /s/ Paul J. Solit
                                                  ------------------------------
                                                  Paul Solit, President

                                            PAUL J. SOLIT

                                            By:   /s/ Paul J. Solit
                                                  ------------------------------
                                                  Paul J. Solit

EXHIBIT INDEX

The following exhibits are filed with this report on Schedule 13G:

Exhibit A  Identification of entities which acquired the shares which are the subject of this report on Schedule 13G

Exhibit B  Joint Filing Agreement dated February 27, 2009 among Potomac Capital
           Management LLC, Potomac Capital Management, Inc. and Paul J. Solit